(Multicurrency—Cross Border)

ISDA®

International Swap Dealers Association, Inc.

MASTER AGREEMENT

dated as of December 19, 2006

BANK OF AMERICA, N.A. (“Party A”)	and	BA CREDIT CARD TRUST (“Party B”)

have entered and/or anticipate entering into one or more transactions (each a “Transaction”) that are or will be governed by this Master Agreement, which includes the schedule (the “Schedule”), and the documents and other confirming evidence (each a “Confirmation”) exchanged between the parties confirming those Transactions.

Accordingly, the parties agree as follows:—

1.	Interpretation

(a)	Definitions. The terms defined in Section 14 and in the Schedule will have the meanings therein specified for the purpose of this Master Agreement.

(b)	Inconsistency. In the event of any inconsistency between the provisions of the Schedule and the other provisions of this Master Agreement, the Schedule will prevail. In the event of any inconsistency between the provisions of any Confirmation and this Master Agreement (including the Schedule), such Confirmation will prevail for the purpose of the relevant Transaction.

(c)	Single Agreement. All Transactions are entered into in reliance on the fact that this Master
Agreement and all Confirmations form a single agreement between the parties (collectively referred to as this “Agreement”), and the parties would not otherwise enter into any Transactions.

2.	Obligations

(a)	General Conditions.

(i)     Each party will make each payment or delivery specified in each Confirmation to be made by it, subject to the other provisions of this Agreement.

(ii)     Payments under this Agreement will be made on the due date for value on that date in the place of the account specified in the relevant Confirmation or otherwise pursuant to this Agreement, in freely transferable funds and in the manner customary for payments in the required currency. Where settlement is by delivery (that is, other than by payment), such delivery will be made for receipt on the due date in the manner customary for the relevant obligation unless otherwise specified in the relevant Confirmation or elsewhere in this Agreement.

(iii)    Each obligation of each party under Section 2(a)(i) is subject to (1) the condition precedent that no Event of Default or Potential Event of Default with respect to the other party has occurred and is continuing, (2) the condition precedent that no Early Termination Date in respect of the relevant Transaction has occurred or been effectively designated and (3) each other applicable condition precedent specified in this Agreement.

(b)          Change of Account. Either party may change its account for receiving a payment or delivery by giving notice to the other party at least five Local Business Days prior to the scheduled date for the payment or delivery to which such change applies unless such other party gives timely notice of a reasonable objection to such change.

(c)	Netting. If on any date amounts would otherwise be payable: —

	(i)	in the same currency; and

	(ii)	in respect of the same Transaction,

by each party to the other, then, on such date, each party's obligation to make payment of any such amount will be automatically satisfied and discharged and, if the aggregate amount that would otherwise have been payable by one party exceeds the aggregate amount that would otherwise have been payable by the other party, replaced by an obligation upon the party by whom the larger aggregate amount would have been payable to pay to the other party the excess of the larger aggregate amount over the smaller aggregate amount.

The parties may elect in respect of two or more Transactions that a net amount will be determined in respect of all amounts payable on the same date in the same currency in respect of such Transactions, regardless of whether such amounts are payable in respect of the same Transaction. The election may be made in the Schedule or a Confirmation by specifying that subparagraph (ii) above will not apply to the Transactions identified as being subject to the election, together with the starting date (in which case subparagraph (ii) above will not, or will cease to, apply to such Transactions from such date). This election may be made separately for different groups of Transactions and will apply separately to each pairing of Offices through which the parties make and receive payments or deliveries.

(d)	Deduction or Withholding for Tax.

(i)        Gross-Up. All payments under this Agreement will be made without any deduction or withholding for or on account of any Tax unless such deduction or withholding is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, then in effect. If a party is so required to deduct or withhold, then that party (“X”) will:—

(1)	promptly notify the other party (“Y”) of such requirement;

(2)

pay to the relevant authorities the full amount required to be deducted or withheld (including the full amount required to be deducted or withheld from any additional amount paid by X to Y under this Section 2(d)) promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against Y;

(3)	promptly forward to Y an official receipt (or a certified copy), or other documentation reasonably acceptable to Y, evidencing such payment to such authorities; and

(4)

if such Tax is an Indemnifiable Tax, pay to Y, in addition to the payment to which Y is otherwise entitled under this Agreement, such additional amount as is necessary to ensure that the net amount actually received by Y (free and clear of Indemnifiable Taxes, whether assessed against X or Y) will equal the full amount Y would have received had no such deduction or withholding been required. However, X will not be required to pay any additional amount to Y to the extent that it would not be required to be paid but for:—

	(A)	the failure by Y to comply with or perform any agreement contained in Section 4(a)(i), 4(a)(iii) or 4(d); or

(B)

the failure of a representation made by Y pursuant to Section 3(f) to be accurate and true unless such failure would not have occurred but for (I) any action taken by a taxing authority, or brought in a court of competent jurisdiction, on or after the date on which a Transaction is entered into (regardless of whether such action is taken or brought with respect to a party to this Agreement) or (II) a Change in Tax Law.

(ii)	Liability. If: —

(1)

X is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, to make any deduction or withholding in respect of which X would not be required to pay an additional amount to Y under Section 2(d)(i)(4);

(2)	X does not so deduct or withhold; and

(3)	a liability resulting from such Tax is assessed directly against X,

then, except to the extent Y has satisfied or then satisfies the liability resulting from such Tax, Y will promptly pay to X the amount of such liability (including any related liability for interest, but including any related liability for penalties only if Y has failed to comply with or perform any agreement contained in Section 4(a)(i), 4(a)(iii) or 4(d)).

(e)           Default Interest; Other Amounts. Prior to the occurrence or effective designation of an Early Termination Date in respect of the relevant Transaction, a party that defaults in the performance of any payment obligation will, to the extent permitted by law and subject to Section 6(c), be required to pay interest (before as well as after judgment) on the overdue amount to the other party on demand in the same currency as such overdue amount, for the period from (and including) the original due date for payment to (but excluding) the date of actual payment, at the Default Rate. Such interest will be calculated on the basis of daily compounding and the actual number of days elapsed. If, prior to the occurrence or effective designation of an Early Termination Date in respect of the relevant Transaction, a party defaults in the performance of any obligation required to be settled by delivery, it will compensate the other party on demand if and to the extent provided for in the relevant Confirmation or elsewhere in this Agreement.

3.	Representations

Each party represents to the other party (which representations will be deemed to be repeated by each party on each date on which a Transaction is entered into and, in the case of the representations in Section 3(f), at all times until the termination of this Agreement) that:—

(a)	Basic Representations.

(i)      Status. It is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and, if relevant under such laws, in good standing;

(ii)     Powers. It has the power to execute this Agreement and any other documentation relating to this Agreement to which it is a party, to deliver this Agreement and any other documentation relating to this Agreement that it is required by this Agreement to deliver and to perform its obligations under this Agreement and any obligations it has under any Credit Support Document to which it is a party and has taken all necessary action to authorize such execution, delivery and performance;

(iii)    No Violation or Conflict. Such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

(iv)     Consents. All governmental and other consents that are required to have been obtained by it with respect to this Agreement or any Credit Support Document to which it is a party have been obtained and are in full force and effect and all conditions of any such consents have been complied with; and

(v)     Obligations Binding. Its obligations under this Agreement and any Credit Support Document to which it is a party constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

(b)           Absence of Certain Events. No Event of Default or Potential Event of Default or, to its knowledge, Termination Event with respect to it has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement or any Credit Support Document to which it is a party.

(c)           Absence of Litigation. There is not pending or, to its knowledge, threatened against it or any of its Affiliates any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator that is likely to affect the legality, validity or enforceability against it of this Agreement or any Credit Support Document to which it is a party or its ability to perform its obligations under this Agreement or such Credit Support Document.

(d)           Accuracy of Specified Information. All applicable information that is furnished in writing by or on behalf of it to the other party and is identified for the purpose of this Section 3(d) in the Schedule is, as of the date of the information, true, accurate and complete in every material aspect.

(e)           Payer Tax Representation. Each representation specified in the Schedule as being made by it for the purpose of this Section 3(e) is accurate and true.

(f)            Payee Tax Representations. Each representation specified in the Schedule as being made by it for the purpose of this Section 3(f) is accurate and true.

4.	Agreements

Each party agrees with the other that, so long as either party has or may have any obligation under this Agreement or under any Credit Support Document to which it is a party:—

(a)           Furnish Specified Information. It will deliver to the other party or, in certain cases under subparagraph (iii) below, to such government or taxing authority as the other party reasonably directs:—

(i)	any forms, documents or certificates relating to taxation specified in the Schedule or any Confirmation;

(ii)	any other documents specified in the Schedule or any Confirmation; and

(iii)

upon reasonable demand by such other party, any form or document that may be required or reasonably requested in writing in order to allow such other party or its Credit Support Provider to make a payment under this Agreement or any applicable Credit Support Document without any deduction or withholding for or on account of any Tax or with such deduction or withholding at a reduced rate (so long as the completion, execution or submission of such form or document would not materially prejudice the legal or commercial position of the party in receipt of such demand), with any such form or document to be accurate and completed in a manner reasonably satisfactory to such other party and to be executed and to be delivered with any reasonably required certification, in each case by the date specified in the Schedule or such Confirmation or, if none is specified, as soon as reasonably practicable.

(b)           Maintain Authorizations. It will use all reasonable efforts to maintain in full force and effect all consents of any governmental or other authority that are required to be obtained by it with respect to this Agreement or any Credit Support Document to which it is a party and will use all reasonable efforts to obtain any that may become necessary in the future.

(c)           Comply with Laws. It will comply in all material respects with all applicable laws and orders to which it may be subject if failure so to comply would materially impair its ability to perform its obligations under this Agreement or any Credit Support Document to which it is a party.

(d)           Tax Agreement. It will give notice of any failure of a representation made by it under Section 3(f) to be accurate and true promptly upon learning of such failure.

(e)           Payment of Stamp Tax. Subject to Section 11, it will pay any Stamp Tax levied or imposed upon it or in respect of its execution or performance of this Agreement by a jurisdiction in which it is incorporated, organized, managed and controlled, or considered to have its seat, or in which a branch or office through which it is acting for the purpose of this Agreement is located (“Stamp Tax Jurisdiction”) and will indemnify the other party against any Stamp Tax levied or imposed upon the other party or in respect of the other party's execution or performance of this Agreement by any such Stamp Tax Jurisdiction which is not also a Stamp Tax Jurisdiction with respect to the other party.

5.	Events of Default and Termination Events

(a)          Events of Default. The occurrence at any time with respect to a party or, if applicable, any Credit Support Provider of such party or any Specified Entity of such party of any of the following events constitutes an event of default (an “Event of Default”) with respect to such party:—

(i)       Failure to Pay or Deliver. Failure by the party to make, when due, any payment under this Agreement or delivery under Section 2(a)(i) or 2(e) required to be made by it if such failure is not remedied on or before the third Local Business Day after notice of such failure is given to the party;

(ii)     Breach of Agreement. Failure by the party to comply with or perform any agreement or obligation (other than an obligation to make any payment under this Agreement or delivery under Section 2(a)(i) or 2(e) or to give notice of a Termination Event or any agreement or obligation under Section 4(a)(i), 4(a)(iii) or 4(d)) to be complied with or performed by the party in accordance with this Agreement if such failure is not remedied on or before the thirtieth day after notice of such failure is given to the party;

(iii)	Credit Support Default.

(1)      Failure by the party or any Credit Support Provider of such party to comply with or perform any agreement or obligation to be complied with or performed by it in accordance with any Credit Support Document if such failure is continuing after any applicable grace period has elapsed;

(2)      the expiration or termination of such Credit Support Document or the failing or ceasing of such Credit Support Document to be in full force and effect for the purpose of this Agreement (in either case other than in accordance with its terms) prior to the satisfaction of all obligations of such party under each Transaction to which such Credit Support Document relates without the written consent of the other party; or

(3)      the party or such Credit Support Provider disaffirms, disclaims, repudiates or rejects, in whole or in part, or challenges the validity of, such Credit Support Document;

(iv)     Misrepresentation. A representation (other than a representation under Section 3(e) or (f)) made or repeated or deemed to have been made or repeated by the party or any Credit Support Provider of such party in this Agreement or any Credit Support Document proves to have been incorrect or misleading in any material respect when made or repeated or deemed to have been made or repeated;

(v)     Default under Specified Transaction. The party, any Credit Support Provider of such party or any applicable Specified Entity of such party (1) defaults under a Specified Transaction and, after giving effect to any applicable notice requirement or grace period, there occurs a liquidation of, an acceleration of obligations under, or an early termination of, that Specified Transaction, (2) defaults, after giving effect to any applicable notice requirement or grace period, in making any payment or delivery due on the last payment, delivery or exchange date of, or any payment on early termination of, a Specified Transaction (or such default continues for at least three Local Business Days if there is no applicable notice requirement or grace period) or (3) disaffirms, disclaims, repudiates or rejects, in whole or in part, a Specified Transaction (or such action is taken by any person or entity appointed or empowered to operate it or act on its behalf);

(vi)     Cross Default. If “Cross Default” is specified in the Schedule as applying to the party, the occurrence or existence of (1) a default, event of default or other similar condition or event (however described) in respect of such party, any Credit Support Provider of such party or any applicable Specified Entity of such party under one or more agreements or instruments relating to Specified Indebtedness of any of them (individually or collectively) in an aggregate amount of not less than the applicable Threshold Amount (as specified in the Schedule) which has resulted in such Specified Indebtedness becoming, or becoming capable at such time of being declared, due and payable under such agreements or instruments, before it would otherwise have been due and payable or (2) a default by such party, such Credit Support Provider or such Specified Entity (individually or collectively) in making one or more payments on the due date thereof in an aggregate amount of not less than the applicable Threshold Amount under such agreements or instruments (after giving effect to any applicable notice requirement or grace period);

(vii)   Bankruptcy. The party, any Credit Support Provider of such party or any applicable Specified Entity of such party:—

(1) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (2) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (3) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (4) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof; (5) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (6) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (7) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; (8) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (1) to (7) (inclusive); or (9) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts; or

(viii)  Merger Without Assumption. The party or any Credit Support Provider of such party consolidates or amalgamates with, or merges with or into, or transfers all or substantially all its assets to, another entity and, at the time of such consolidation, amalgamation, merger or transfer:(

(1)      the resulting, surviving or transferee entity fails to assume all the obligations of such party or such Credit Support Provider under this Agreement or any Credit Support Document to which it or its predecessor was a party by operation of law or pursuant to an agreement reasonably satisfactory to the other party to this Agreement; or

(2)      the benefits of any Credit Support Document fail to extend (without the consent of the other party) to the performance by such resulting, surviving or transferee entity of its obligations under this Agreement.

(b)         Termination Events. The occurrence at any time with respect to a party or, if applicable, any Credit Support Provider of such party or any Specified Entity of such party of any event specified below constitutes an Illegality if the event is specified in (i) below, a Tax Event if the event is specified in (ii) below or a Tax Event Upon Merger if the event is specified in (iii) below, and, if specified to be applicable, a Credit Event Upon Merger if the event is specified pursuant to (iv) below or an Additional Termination Event if the event is specified pursuant to (v) below:—

(i)       Illegality. Due to the adoption of, or any change in, any applicable law after the date on which a Transaction is entered into, or due to the promulgation of, or any change in, the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law after such date, it becomes unlawful (other than as a result of a breach by the party of Section 4(b)) for such party (which will be the Affected Party):—

(1)       to perform any absolute or contingent obligation to make a payment or delivery or to receive a payment or delivery in respect of such Transaction or to comply with any other material provision of this Agreement relating to such Transaction; or

(2)       to perform, or for any Credit Support Provider of such party to perform, any contingent or other obligation which the party (or such Credit Support Provider) has under any Credit Support Document relating to such Transaction;

(ii)     Tax Event. Due to (x) any action taken by a taxing authority, or brought in a court of competent jurisdiction, on or after the date on which a Transaction is entered into (regardless of whether such action is taken or brought with respect to a party to this Agreement) or (y) a Change in Tax Law, the party (which will be the Affected Party) will, or there is a substantial likelihood that it will, on the next succeeding Scheduled Payment Date (1) be required to pay to the other party an additional amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) (except in respect of interest under Section 2(e), 6(d)(ii) or 6(e)) or (2) receive a payment from which an amount is required to be deducted or withheld for or on account of a Tax (except in respect of interest under Section 2(e), 6(d)(ii) or 6(e)) and no additional amount is required to be paid in respect of such Tax under Section 2(d)(i)(4) (other than by reason of Section 2(d)(i)(4)(A) or (B));

(iii)    Tax Event Upon Merger. The party (the “Burdened Party”) on the next succeeding Scheduled Payment Date will either (1) be required to pay an additional amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) (except in respect of interest under Section 2(e), 6(d)(ii) or 6(e)) or (2) receive a payment from which an amount has been deducted or withheld for or on account of any Indemnifiable Tax in respect of which the other party is not required to pay an additional amount (other than by reason of Section 2(d)(i)(4)(A) or (B)), in either case as a result of a party consolidating or amalgamating with, or merging with or into, or transferring all or substantially all its assets to, another entity (which will be the Affected Party) where such action does not constitute an event described in Section 5(a)(viii);

(iv)     Credit Event Upon Merger. If “Credit Event Upon Merger” is specified in the Schedule as applying to the party, such party (“X”), any Credit Support Provider of X or any applicable Specified Entity of X consolidates or amalgamates with, or merges with or into, or transfers all or substantially all its assets to, another entity and such action does not constitute an event described in Section 5(a)(viii) but the creditworthiness of the resulting, surviving or transferee entity is materially weaker than that of X, such Credit Support Provider or such Specified Entity, as the case may be, immediately prior to such action (and, in such event, X or its successor or transferee, as appropriate, will be the Affected Party); or

(v)      Additional Termination Event. If any “Additional Termination Event” is specified in the Schedule or any Confirmation as applying, the occurrence of such event (and, in such event, the Affected Party or Affected Parties shall be as specified for such Additional Termination Event in the Schedule or such Confirmation).

(c)           Event of Default and Illegality. If an event or circumstance which would otherwise constitute or give rise to an Event of Default also constitutes an Illegality, it will be treated as an Illegality and will not constitute an Event of Default.

6.	Early Termination

(a)          Right to Terminate Following Event of Default. If at any time an Event of Default with respect to a party (the “Defaulting Party”) has occurred and is then continuing, the other party (the “Non-defaulting Party”) may, by not more than 20 days notice to the Defaulting Party specifying the relevant Event of Default, designate a day not earlier than the day such notice is effective as an Early Termination Date in respect of all outstanding Transactions. If, however, “Automatic Early Termination” is specified in the Schedule as applying to a party, then an Early Termination Date in respect of all outstanding Transactions will occur immediately upon the occurrence with respect to such party of an Event of Default specified in Section 5(a)(vii)(1), (3), (5), (6) or, to the extent analogous thereto, (8), and as of the time immediately preceding the institution of the relevant proceeding or the presentation of the relevant petition upon the occurrence with respect to such party of an Event of Default specified in Section 5(a)(vii)(4) or, to the extent analogous thereto, (8).

(b)	Right to Terminate Following Termination Event.

(i)      Notice. If a Termination Event occurs, an Affected Party will, promptly upon becoming aware of it, notify the other party, specifying the nature of that Termination Event and each Affected Transaction and will also give such other information about that Termination Event as the other party may reasonably require.

(ii)     Transfer to Avoid Termination Event. If either an Illegality under Section 5(b)(i)(1) or a Tax Event occurs and there is only one Affected Party, or if a Tax Event Upon Merger occurs and the Burdened Party is the Affected Party, the Affected Party will, as a condition to its right to designate an Early Termination Date under Section 6(b)(iv), use all reasonable efforts (which will not require such party to incur a loss, excluding immaterial, incidental expenses) to transfer within 20 days after it gives notice under Section 6(b)(i) all its rights and obligations under this Agreement in respect of the Affected Transactions to another of its Offices or Affiliates so that such Termination Event ceases to exist.

If the Affected Party is not able to make such a transfer it will give notice to the other party to that effect within such 20 day period, whereupon the other party may effect such a transfer within 30 days after the notice is given under Section 6(b)(i).

Any such transfer by a party under this Section 6(b)(ii) will be subject to and conditional upon the prior written consent of the other party, which consent will not be withheld if such other party's policies in effect at such time would permit it to enter into transactions with the transferee on the terms proposed.

(iii)    Two Affected Parties. If an Illegality under Section 5(b)(i)(1) or a Tax Event occurs and there are two Affected Parties, each party will use all reasonable efforts to reach agreement within 30 days after notice thereof is given under Section 6(b)(i) on action to avoid that Termination Event.

(iv)    Right to Terminate. If: —

(1)      a transfer under Section 6(b)(ii) or an agreement under Section 6(b)(iii), as the case may be, has not been effected with respect to all Affected Transactions within 30 days after an Affected Party gives notice under Section 6(b)(i); or

(2)      an Illegality under Section 5(b)(i)(2), a Credit Event Upon Merger or an Additional Termination Event occurs, or a Tax Event Upon Merger occurs and the Burdened Party is not the Affected Party, either party in the case of an Illegality, the Burdened Party in the case of a Tax Event Upon Merger, any Affected Party in the case of a Tax Event or an Additional Termination Event if there is more than one Affected Party, or the party which is not the Affected Party in the case of a Credit Event Upon Merger or an Additional Termination Event if there is only one Affected Party may, by not more than 20 days notice to the other party and provided that the relevant Termination Event is then continuing, designate a day not earlier than the day such notice is effective as an Early Termination Date in respect of all Affected Transactions.

(c)	Effect of Designation.

(i)     If notice designating an Early Termination Date is given under Section 6(a) or (b), the Early Termination Date will occur on the date so designated, whether or not the relevant Event of Default or Termination Event is then continuing.

(ii)     Upon the occurrence or effective designation of an Early Termination Date, no further payments or deliveries under Section 2(a)(i) or 2(e) in respect of the Terminated Transactions will be required to be made, but without prejudice to the other provisions of this Agreement. The amount, if any, payable in respect of an Early Termination Date shall be determined pursuant to Section 6(e).

(d)	Calculations.

(i)      Statement. On or as soon as reasonably practicable following the occurrence of an Early Termination Date, each party will make the calculations on its part, if any, contemplated by Section 6(e) and will provide to the other party a statement (1) showing, in reasonable detail, such calculations (including all relevant quotations and specifying any amount payable under Section 6(e)) and (2) giving details of the relevant account to which any amount payable to it is to be paid. In the absence of written confirmation from the source of a quotation obtained in determining a Market Quotation, the records of the party obtaining such quotation will be conclusive evidence of the existence and accuracy of such quotation.

(ii)     Payment Date. An amount calculated as being due in respect of any Early Termination Date under Section 6(e) will be payable on the day that notice of the amount payable is effective (in the case of an Early Termination Date which is designated or occurs as a result of an Event of Default) and on the day which is two Local Business Days after the day on which notice of the amount payable is effective (in the case of an Early Termination Date which is designated as a result of a Termination Event). Such amount will be paid together with (to the extent permitted under applicable law) interest thereon (before as well as after judgment) in the Termination Currency, from (and including) the relevant Early Termination Date to (but excluding) the date such amount is paid, at the Applicable Rate. Such interest will be calculated on the basis of daily compounding and the actual number of days elapsed.

(e)         Payments on Early Termination. If an Early Termination Date occurs, the following provisions shall apply based on the parties' election in the Schedule of a payment measure, either “Market Quotation” or “Loss”, and a payment method, either the “First Method” or the “Second Method”. If the parties fail to designate a payment measure or payment method in the Schedule, it will be deemed that “Market Quotation” or the “Second Method”, as the case may be, shall apply. The amount, if any, payable in respect of an Early Termination Date and determined pursuant to this Section will be subject to any Set-off.

(i)	Events of Default. If the Early Termination Date results from an Event of Default: —

(1)      First Method and Market Quotation. If the First Method and Market Quotation apply, the Defaulting Party will pay to the Non-defaulting Party the excess, if a positive number, of (A) the sum of the Settlement Amount (determined by the Non-defaulting Party) in respect of the Terminated Transactions and the Termination Currency Equivalent of the Unpaid Amounts owing to the Non-defaulting Party over (B) the Termination Currency Equivalent of the Unpaid Amounts owing to the Defaulting Party.

(2)      First Method and Loss. If the First Method and Loss apply, the Defaulting Party will pay to the Non-defaulting Party, if a positive number, the Non-defaulting Party's Loss in respect of this Agreement.

(3)      Second Method and Market Quotation. If the Second Method and Market Quotation apply, an amount will be payable equal to (A) the sum of the Settlement Amount (determined by the Non-defaulting Party) in respect of the Terminated Transactions and the Termination Currency Equivalent of the Unpaid Amounts owing to the Non-defaulting Party less (B) the Termination Currency Equivalent of the Unpaid Amounts owing to the Defaulting Party. If that amount is a positive number, the Defaulting Party will pay it to the Non-defaulting Party; if it is a negative number, the Non-defaulting Party will pay the absolute value of that amount to the Defaulting Party.

(4)      Second Method and Loss. If the Second Method and Loss apply, an amount will be payable equal to the Non-defaulting Party's Loss in respect of this Agreement. If that amount is a positive number, the Defaulting Party will pay it to the Non-defaulting Party; if it is a negative number, the Non-defaulting Party will pay the absolute value of that amount to the Defaulting Party.

(ii)	Termination Events. If the Early Termination Date results from a Termination Event:—

(1)     One Affected Party. If there is one Affected Party, the amount payable will be determined in accordance with Section 6(e)(i)(3), if Market Quotation applies, or Section 6(e)(i)(4), if Loss applies, except that, in either case, references to the Defaulting Party and to the Non-defaulting Party will be deemed to be references to the Affected Party and the party which is not the Affected Party, respectively, and, if Loss applies and fewer than all the Transactions are being terminated, Loss shall be calculated in respect of all Terminated Transactions.

(2)	Two Affected Parties. If there are two Affected Parties: —

(A)

if Market Quotation applies, each party will determine a Settlement Amount in respect of the Terminated Transactions, and an amount will be payable equal to (I) the sum of (a) one-half of the difference between the Settlement Amount of the party with the higher Settlement Amount (“X”) and the Settlement Amount of the party with the lower Settlement Amount (“Y”) and (b)

the Termination Currency Equivalent of the Unpaid Amounts owing to X less (II) the Termination Currency Equivalent of the Unpaid Amounts owing to Y; and

(B)

if Loss applies, each party will determine its Loss in respect of this Agreement (or, if fewer than all the Transactions are being terminated, in respect of all Terminated Transactions) and an amount will be payable equal to one-half of the difference between the Loss of the party with the higher Loss (“X”) and the Loss of the party with the lower Loss (“Y”).

If the amount payable is a positive number, Y will pay it to X; if it is a negative number, X will pay the absolute value of that amount to Y.

(iii)    Adjustment for Bankruptcy. In circumstances where an Early Termination Date occurs because “Automatic Early Termination” applies in respect of a party, the amount determined under this Section 6(e) will be subject to such adjustments as are appropriate and permitted by law to reflect any payments or deliveries made by one party to the other under this Agreement (and retained by such other party) during the period from the relevant Early Termination Date to the date for payment determined under Section 6(d)(ii).

(iv)     Pre-Estimate. The parties agree that if Market Quotation applies an amount recoverable under this Section 6(e) is a reasonable pre-estimate of loss and not a penalty. Such amount is payable for the loss of bargain and the loss of protection against future risks and except as otherwise provided in this Agreement neither party will be entitled to recover any additional damages as a consequence of such losses.

7.	Transfer

Subject to Section 6(b)(ii), neither this Agreement nor any interest or obligation in or under this Agreement may be transferred (whether by way of security or otherwise) by either party without the prior written consent of the other party, except that:—

(a)           a party may make such a transfer of this Agreement pursuant to a consolidation or amalgamation with, or merger with or into, or transfer of all or substantially all its assets to, another entity (but without prejudice to any other right or remedy under this Agreement); and

(b)           a party may make such a transfer of all or any part of its interest in any amount payable to it from a Defaulting Party under Section 6(e).

Any purported transfer that is not in compliance with this Section will be void.

8.	Contractual Currency

(a)          Payment in the Contractual Currency. Each payment under this Agreement will be made in the relevant currency specified in this Agreement for that payment (the “Contractual Currency”). To the extent permitted by applicable law, any obligation to make payments under this Agreement in the Contractual Currency will not be discharged or satisfied by any tender in any currency other than the Contractual Currency, except to the extent such tender results in the actual receipt by the party to which payment is owed, acting in a reasonable manner and in good faith in converting the currency so tendered into the Contractual Currency, of the full amount in the Contractual Currency of all amounts payable in respect of this Agreement. If for any reason the amount in the Contractual Currency so received falls short of the amount in the Contractual Currency payable in respect of this Agreement, the party required to make the payment will, to the extent permitted by applicable law, immediately pay such additional amount in the Contractual Currency as may be necessary to compensate for the shortfall. If for any reason the amount in the Contractual Currency so received exceeds the amount in the Contractual Currency payable in respect of this Agreement, the party receiving the payment will refund promptly the amount of such excess.

(b)           Judgments. To the extent permitted by applicable law, if any judgment or order expressed in a currency other than the Contractual Currency is rendered (i) for the payment of any amount owing in respect of this Agreement, (ii) for the payment of any amount relating to any early termination in respect of this Agreement or (iii) in respect of a judgment or order of another court for the payment of any amount described in (i) or (ii) above, the party seeking recovery, after recovery in full of the aggregate amount to which such party is entitled pursuant to the judgment or order, will be entitled to receive immediately from the other party the amount of any shortfall of the Contractual

Currency received by such party as a consequence of sums paid in such other currency and will refund promptly to the other party any excess of the Contractual Currency received by such party as a consequence of sums paid in such other currency if such shortfall or such excess arises or results from any variation between the rate of exchange at which the Contractual Currency is converted into the currency of the judgment or order for the purposes of such judgment or order and the rate of exchange at which such party is able, acting in a reasonable manner and in good faith in converting the currency received into the Contractual Currency, to purchase the Contractual Currency with the amount of the currency of the judgment or order actually received by such party. The term “rate of exchange” includes, without limitation, any premiums and costs of exchange payable in connection with the purchase of or conversion into the Contractual Currency.

(c)           Separate Indemnities. To the extent permitted by applicable law, these indemnities constitute separate and independent obligations from the other obligations in this Agreement, will be enforceable as separate and independent causes of action, will apply notwithstanding any indulgence granted by the party to which any payment is owed and will not be affected by judgment being obtained or claim or proof being made for any other sums payable in respect of this Agreement.

(d)           Evidence of Loss. For the purpose of this Section 8, it will be sufficient for a party to demonstrate that it would have suffered a loss had an actual exchange or purchase been made.

9.	Miscellaneous

(a)          Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communication and prior writings with respect thereto.

(b)           Amendments. No amendment, modification or waiver in respect of this Agreement will be effective unless in writing (including a writing evidenced by a facsimile transmission) and executed by each of the parties or confirmed by an exchange of telexes or electronic messages on an electronic messaging system.

(c)           Survival of Obligations. Without prejudice to Sections 2(a)(iii) and 6(c)(ii), the obligations of the parties under this Agreement will survive the termination of any Transaction.

(d)           Remedies Cumulative. Except as provided in this Agreement, the rights, powers, remedies and privileges provided in this Agreement are cumulative and not exclusive of any rights, powers, remedies and privileges provided by law.

(e)	Counterparts and Confirmations.

(i)     This Agreement (and each amendment, modification and waiver in respect of it) may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.

(ii)    The parties intend that they are legally bound by the terms of each Transaction from the moment they agree to those terms (whether orally or otherwise). A Confirmation shall be entered into as soon as practicable and may be executed and delivered in counterparts (including by facsimile transmission) or be created by an exchange of telexes or by an exchange of electronic messages on an electronic messaging system, which in each case will be sufficient for all purposes to evidence a binding supplement to this Agreement. The parties will specify therein or through another effective means that any such counterpart, telex or electronic message constitutes a Confirmation.

(f)            No Waiver of Rights. A failure or delay in exercising any right, power or privilege in respect of this Agreement will not be presumed to operate as a waiver, and a single or partial exercise of any right, power or privilege will not be presumed to preclude any subsequent or further exercise, of that right, power or privilege or the exercise of any other right, power or privilege.

(g)           Headings. The headings used in this Agreement are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Agreement.

10.	Offices; Multibranch Parties

(a)          If Section 10(a) is specified in the Schedule as applying, each party that enters into a Transaction through an Office other than its head or home office represents to the other party that, notwithstanding the place of booking office or jurisdiction of incorporation or organization of such party, the obligations of such party are the same as if it had entered into the Transaction through its head or home office. This representation will be deemed to be repeated by such party on each date on which a Transaction is entered into.

(b)           Neither party may change the Office through which it makes and receives payments or deliveries for the purpose of a Transaction without the prior written consent of the other party.

(c)           If a party is specified as a Multibranch Party in the Schedule, such Multibranch Party may make and receive payments or deliveries under any Transaction through any Office listed in the Schedule, and the Office through which it makes and receives payments or deliveries with respect to a Transaction will be specified in the relevant Confirmation.

11.	Expenses

A Defaulting Party will, on demand, indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees and Stamp Tax, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement or any Credit Support Document to which the Defaulting Party is a party or by reason of the early termination of any Transaction, including, but not limited to, costs of collection.

12.	Notices

(a)           Effectiveness. Any notice or other communication in respect of this Agreement may be given in any manner set forth below (except that a notice or other communication under Section 5 or 6 may not be given by facsimile transmission or electronic messaging system) to the address or number or in accordance with the electronic messaging system details provided (see the Schedule) and will be deemed effective as indicated:—

(i)	if in writing and delivered in person or by courier, on the date it is delivered;

(ii)	if sent by telex, on the date the recipient's answerback is received;

(iii)

if sent by facsimile transmission, on the date that transmission is received by a responsible employee of the recipient in legible form (it being agreed that the burden of proving receipt will be on the sender and will not be met by a transmission report generated by the sender's facimile machine);

(iv)	if sent by certified or registered mail (airmail, if overseas) or the equivalent (return receipt requested), on the date that mail is delivered or its delivery is attempted; or

(v)	if sent by electronic messaging system, on the date that electronic message is received,

unless the date of delivery (or attempted delivery) or that receipt, as applicable, is not a Local Business Day or that communication is delivered (or attempted) or received, as applicable, after the close of business on a Local Business Day, in which case that communication shall be deemed given and effective on the first following day that is a Local Business Day.

(b)           Change of Addresses. Either party may by notice to the other change the address, telex or facsimile number or electronic messaging system details at which notices or other communications are to be given to it.

13.	Governing Law and Jurisdiction

(a)          Governing Law. This Agreement will be governed by and construed in accordance with the law specified in the Schedule.

(b)           Jurisdiction. With respect to any suit, action or proceedings relating to this Agreement (“Proceedings”), each party irrevocably: —

(i)       submits to the jurisdiction of the English courts, if this Agreement is expressed to be governed by English law, or to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City, if this Agreement is expressed to be governed by the laws of the State of New York; and

(ii)     waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party.

Nothing in this Agreement precludes either party from bringing Proceedings in any other jurisdiction (outside, if this Agreement is expressed to be governed by English law, the Contracting States, as defined in Section 1(3) of the Civil Jurisdiction and Judgments Act 1982 or any modification, extension or re-enactment thereof for the time being in force) nor will the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction.

(c)         Service of Process. Each party irrevocably appoints the Process Agent (if any) specified opposite its name in the Schedule to receive, for it and on its behalf, service of process in any Proceedings. If for any reason any party's Process Agent is unable to act as such, such party will promptly notify the other party and within 30 days appoint a substitute process agent acceptable to the other party. The parties irrevocably consent to service of process given in the manner provided for notices in Section 12. Nothing in this Agreement will affect the right of either party to serve process in any other manner permitted by law.

(d)         Waiver of Immunities. Each party irrevocably waives, to the fullest extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds from (i) suit, (ii) jurisdiction of any court, (iii) relief by way of injunction, order for specific performance or for recovery of property, (iv) attachment of its assets (whether before or after judgment) and (v) execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any Proceedings in the courts of any jurisdiction and irrevocably agrees, to the extent permitted by applicable law, that it will not claim any such immunity in any Proceedings.

14.	Definitions

As used in this Agreement: —

“Additional Termination Event” has the meaning specified in Section 5(b).

“Affected Party” has the meaning specified in Section 5(b).

“Affected Transactions” means (a) with respect to any Termination Event consisting of an Illegality, Tax Event or Tax Event Upon Merger, all Transactions affected by the occurrence of such Termination Event and (b) with respect to any other Termination Event, all Transactions.

“Affiliate” means, subject to the Schedule, in relation to any person, any entity controlled, directly or indirectly, by the person, any entity that controls, directly or indirectly, the person or any entity directly or indirectly under common control with the person. For this purpose, “control” of any entity or person means ownership of a majority of the voting power of the entity or person.

“Applicable Rate” means: —

(a)         in respect of obligations payable or deliverable (or which would have been but for Section 2(a)(iii)) by a Defaulting Party, the Default Rate;

(b)         in respect of an obligation to pay an amount under Section 6(e) of either party from and after the date (determined in accordance with Section 6(d)(ii)) on which that amount is payable, the Default Rate;

(c)         in respect of all other obligations payable or deliverable (or which would have been but for Section 2(a)(iii)) by a Non-defaulting Party, the Non-default Rate; and

(d)	in all other cases, the Termination Rate.

“Burdened Party” has the meaning specified in Section 5(b).

“Change in Tax Law” means the enactment, promulgation, execution or ratification of, or any change in or amendment to, any law (or in the application or official interpretation of any law) that occurs on or after the date on which the relevant Transaction is entered into.

“consent” includes a consent, approval, action, authorization, exemption, notice, filing, registration or exchange control consent.

“Credit Event Upon Merger” has the meaning specified in Section 5(b).

“Credit Support Document” means any agreement or instrument that is specified as such in this Agreement.

“Credit Support Provider” has the meaning specified in the Schedule.

“Default Rate” means a rate per annum equal to the cost (without proof or evidence of any actual cost) to the relevant payee (as certified by it) if it were to fund or of funding the relevant amount plus 1% per annum.

“Defaulting Party” has the meaning specified in Section 6(a).

“Early Termination Date” means the date determined in accordance with Section 6(a) or 6(b)(iv).

“Event of Default” has the meaning specified in Section 5(a) and, if applicable, in the Schedule.

“Illegality” has the meaning specified in Section 5(b).

“Indemnifiable Tax” means any Tax other than a Tax that would not be imposed in respect of a payment under this Agreement but for a present or former connection between the jurisdiction of the government or taxation authority imposing such Tax and the recipient of such payment or a person related to such recipient (including, without limitation, a connection arising from such recipient or related person being or having been a citizen or resident of such jurisdiction, or being or having been organised, present or engaged in a trade or business in such jurisdiction, or having or having had a permanent establishment or fixed place of business in such jurisdiction, but excluding a connection arising solely from such recipient or related person having executed, delivered, performed its obligations or received a payment under, or enforced, this Agreement or a Credit Support Document).

“law” includes any treaty, law, rule or regulation (as modified, in the case of tax matters, by the practice of any relevant governmental revenue authority) and “lawful” and “unlawful” will be construed accordingly.

“Local Business Day” means, subject to the Schedule, a day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) (a) in relation to any obligation under Section 2(a)(i), in the place(s) specified in the relevant Confirmation or, if not so specified, as otherwise agreed by the parties in writing or determined pursuant to provisions contained, or incorporated by reference, in this Agreement, (b) in relation to any other payment, in the place where the relevant account is located and, if different, in the principal financial centre, if any, of the currency of such payment, (c) in relation to any notice or other communication, including notice contemplated under Section 5(a)(i), in the city specified in the address for notice provided by the recipient and, in the case of a notice contemplated by Section 2(b), in the place where the relevant new account is to be located and (d) in relation to Section 5(a)(v)(2), in the relevant locations for performance with respect to such Specified Transaction.

“Loss” means, with respect to this Agreement or one or more Terminated Transactions, as the case may be, and a party, the Termination Currency Equivalent of an amount that party reasonably determines in good faith to be its total losses and costs (or gain, in which case expressed as a negative number) in connection with this Agreement or that Terminated Transaction or group of Terminated Transactions, as the case may be, including any loss of bargain, cost of funding or, at the election of such party but without duplication, loss or cost incurred as a result of its terminating, liquidating, obtaining or reestablishing any hedge or related trading position (or any gain resulting from any of them). Loss includes losses and costs (or gains) in respect of any payment or delivery required to have been made (assuming satisfaction of each applicable condition precedent) on or before the relevant Early Termination Date and not made, except, so as to avoid duplication, if Section 6(e)(i)(1) or (3) or 6(e)(ii)(2)(A) applies. Loss does not include a party's legal fees and out-of-pocket expenses referred to under Section 11. A party will determine its Loss as of the relevant Early Termination Date, or, if that is not reasonably practicable, as of the earliest date thereafter as is reasonably practicable. A party may (but need not) determine its Loss by reference to quotations of relevant rates or prices from one or more leading dealers in the relevant markets.

“Market Quotation” means, with respect to one or more Terminated Transactions and a party making the determination, an amount determined on the basis of quotations from Reference Market-makers. Each quotation will be for an amount, if any, that would be paid to such party (expressed as a negative number) or by such party (expressed as a positive number) in consideration of an agreement between such party (taking into account any existing Credit Support Document with respect to the obligations of such party) and the quoting Reference Market-maker to enter into a transaction (the “Replacement Transaction”) that would have the effect of preserving for such party the economic equivalent of any payment or delivery (whether the underlying obligation was absolute or contingent and assuming the satisfaction of each applicable condition precedent) by the parties under Section 2(a)(i) in respect of such Terminated Transaction or group of Terminated Transactions that would, but for the occurrence of the relevant Early Termination Date, have been required after that date. For this purpose, Unpaid Amounts in respect of the Terminated Transaction or group of Terminated Transactions are to be excluded but, without limitation, any payment or delivery that would, but for the relevant Early Termination Date, have been required (assuming satisfaction of each applicable condition precedent) after that Early Termination Date is to be included. The Replacement Transaction would be subject to such documentation as such party and the Reference Market-maker may, in good faith, agree. The party making the determination (or its agent) will request each Reference Market-maker to provide its quotation to the extent reasonably practicable as of the same day and time (without regard to different time zones) on or as soon as reasonably practicable after the relevant Early Termination Date. The day and time as of which those quotations are to be obtained will be selected in good faith by the party obligated to make a determination under Section 6(e), and, if each party is so obliged, after consultation with the other. If more than three quotations are provided, the Market Quotation will be the arithmetic mean of the quotations, without regard to the quotations having the highest and lowest values. If exactly three such quotations are provided, the Market Quotation will be the quotation remaining after disregarding the highest and lowest quotations. For this purpose, if more than one quotation has the same highest value or lowest value, then one of such quotations shall be disregarded. If fewer than three quotations are provided, it will be deemed that the Market Quotation in respect of such Terminated Transaction or group of Terminated Transactions cannot be determined.

“Non-default Rate” means a rate per annum equal to the cost (without proof or evidence of any actual cost) to the Non-defaulting party (as certified by it) if it were to fund the relevant amount.

“Non-defaulting Party” has the meaning specified in Section 6(a).

“Office” means a branch or office of a party, which may be such party's head or home office.

“Potential Event of Default” means any event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Reference Market-makers” means four leading dealers in the relevant market selected by the party determining a Market Quotation in good faith (a) from among dealers of the highest credit standing which satisfy all the criteria that such party applies generally at the time in deciding whether to offer or to make an extension of credit and (b) to the extent practicable, from among such dealers having an office in the same city.

“Relevant Jurisdiction” means, with respect to a party, the jurisdictions (a) in which the party is incorporated, organized, managed and controlled or considered to have its seat, (b) where an Office through which the party is acting for purposes of this Agreement is located, (c) in which the party executes this Agreement and (d) in relation to any payment, from or through which such payment is made.

“Scheduled Payment Date” means a date on which a payment or delivery is to be made under Section 2(a)(i) with respect to a Transaction.

“Set-off” means set-off, offset, combination of accounts, right of retention or withholding or similar right or requirement to which the payer of an amount under Section 6 is entitled or subject (whether arising under this Agreement, another contract, applicable law or otherwise) that is exercised by, or imposed on, such payer.

“Settlement Amount” means, with respect to a party and any Early Termination Date, the sum of:(

(a)      the Termination Currency Equivalent of the Market Quotations (whether positive or negative) for each Terminated Transaction or group of Terminated Transactions for which a Market Quotation is determined; and

(b)      such party's Loss (whether positive or negative and without reference to any Unpaid Amounts) for each Terminated Transaction or group of Terminated Transactions for which a Market Quotation cannot be determined or would not (in the reasonable belief of the party making the determination) produce a commercially reasonable result.

“Specified Entity” has the meaning specified in the Schedule.

“Specified Indebtedness” means, subject to the Schedule, any obligation (whether present or future, contingent or otherwise, as principal or surety or otherwise) in respect of borrowed money.

“Specified Transaction” means, subject to the Schedule, (a) any transaction (including an agreement with respect thereto) now existing or hereafter entered into between one party to this Agreement (or any Credit Support Provider of such party or any applicable Specified Entity of such party) and the other party to this Agreement (or any Credit Support Provider of such other party or any applicable Specified Entity of such other party) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions), (b) any combination of these transactions and (c) any other transaction identified as a Specified Transaction in this Agreement or the relevant confirmation.

“Stamp Tax” means any stamp, registration, documentation or similar tax.

“Tax” means any present or future tax, levy, impost, duty, charge, assessment or fee of any nature (including interest, penalties and additions thereto) that is imposed by any government or other taxing authority in respect of any payment under this Agreement other than a stamp, registration, documentation or similar tax.

“Tax Event” has the meaning specified in Section 5(b).

“Tax Event Upon Merger” has the meaning specified in Section 5(b).

“Terminated Transactions” means with respect to any Early Termination Date (a) if resulting from a Termination Event, all Affected Transactions and (b) if resulting from an Event of Default, all Transactions (in either case) in effect immediately before the effectiveness of the notice designating that Early Termination Date (or, if “Automatic Early Termination” applies, immediately before that Early Termination Date).

“Termination Currency” has the meaning specified in the Schedule.

“Termination Currency Equivalent” means, in respect of any amount denominated in the Termination Currency, such Termination Currency amount and, in respect of any amount denominated in a currency other than the Termination Currency (the “Other Currency”), the amount in the Termination Currency determined by the party making the relevant determination as being required to purchase such amount of such Other Currency as at the relevant Early Termination Date, or, if the relevant Market Quotation or Loss (as the case may be), is determined as of a later date, that later date, with the Termination Currency at the rate equal to the spot exchange rate of the foreign exchange agent (selected as provided below) for the purchase of such Other Currency with the Termination Currency at or about 11:00 a.m. (in the city in which such foreign exchange agent is located) on such date as would be customary for the determination of such a rate for the purchase of such Other Currency for value on the relevant Early Termination Date or that later date. The foreign exchange agent will, if only one party is obliged to make a determination under Section 6(e), be selected in good faith by that party and otherwise will be agreed by the parties.

“Termination Event” means an Illegality, a Tax Event or a Tax Event Upon Merger or, if specified to be applicable, a Credit Event Upon Merger or an Additional Termination Event.

“Termination Rate” means a rate per annum equal to the arithmetic mean of the cost (without proof or evidence of any actual cost) to each party (as certified by such party) if it were to fund or of funding such amounts.

“Unpaid Amounts” owing to any party means, with respect to an Early Termination Date, the aggregate of (a) in respect of all Terminated Transactions, the amounts that became payable (or that would have become payable but for Section 2(a)(iii)) to such party under Section 2(a)(i) on or prior to such Early Termination Date and which remain unpaid as at such Early Termination Date and (b) in respect of each Terminated Transaction, for each obligation under Section 2(a)(i) which was (or would have been but for Section 2(a)(iii)) required to be settled by delivery to such party on or prior to such Early Termination Date and which has not been so settled as at such Early Termination Date, an amount equal to the fair market value of that which was (or would have been) required to be delivered as of the originally scheduled date for delivery, in each case together with (to the extent permitted under applicable law) interest, in the currency of such amounts, from (and including) the date such amounts or obligations were or would have been required to have been paid or performed to (but excluding) such Early Termination Date, at the Applicable Rate. Such amounts of interest will be calculated on the basis of daily compounding and the actual number of days elapsed. The fair market value of any obligation referred to in clause (b) above shall be reasonably determined by the party obliged to make the determination under Section 6(e) or, if each party is so obliged, it shall be the average of the Termination Currency Equivalents of the fair market values reasonably determined by both parties.

IN WITNESS WHEREOF the parties have executed this document on the respective dates specified below with effect from the date specified on the first page of this document.

BANK OF AMERICA, N.A.	BA CREDIT CARD TRUST
	By:	BA CREDIT CARD FUNDING, LLC, as beneficiary and not in its individual capacity
(Name of Party)	(Name of Party)

/s/ Roger Heintzelman	/s/ Scott McCarthy
By______________________________________	By______________________________________
Name: Roger Heintzelman	Name: Scott McCarthy
Title: Senior Vice President	Title: Senior Vice President
Date: December 19, 2006	Date: December 19, 2006

EXECUTION COPY

SCHEDULE

to the

Master Agreement

dated as of December 19, 2006

between

BANK OF AMERICA, N.A. (“Party A”),

and

The BA CREDIT CARD TRUST (“Party B”), a statutory trust created pursuant to a trust agreement dated as of May 4, 2001, as amended and restated as of May 24, 2001, and as amended as of July 12, 2001, as of August 1, 2002, as of June 27, 2003 and as of January 27, 2006, and as amended and restated as of June 10, 2006 and as of October 20, 2006 (as amended, restated or otherwise modified from time to time, the “Trust Agreement”).

Party B intends to issue BAseries Class A(2006-16) Notes (the “Class A Notes”) pursuant to the Second Amended and Restated Indenture dated as of October 20, 2006 (as amended from time to time, the “Base Indenture”) as supplemented by the Amended and Restated BAseries Indenture Supplement dated as of June 10, 2006 (as amended from time to time, the “Indenture Supplement”) and as further supplemented by the Class A(2006-16) Terms Document dated as of December 19, 2006 (the “Terms Document” and, collectively with the Base Indenture and the Indenture Supplement, the “Indenture”).

Part 1.	Termination Provisions.

In this Agreement:

(a)	“Specified Entity” shall not apply for purposes of this Agreement.
(b)	“Specified Transaction” will have no meaning for the purpose of this Agreement.
(c)

The “Breach of Agreement” provisions of Section 5(a)(ii), the “Misrepresentation” provisions of Section 5(a)(iv), the “Default under Specified Transaction” provisions of Section 5(a)(v), the “Cross Default” provisions of Section 5(a)(vi), the “Merger Without Assumption” provisions of Section 5(a)(viii), “Tax Event Upon Merger” provisions of Section 5(b)(iii), and the “Credit Event Upon Merger” provisions of Section 5(b)(iv) will not apply to Party A and will not apply to Party B. Solely with respect to payments required to be made by Party A after the occurrence of an Early Redemption Event with respect to the Class A Notes, the word “the third” in the final line of Section 5(a)(i) shall be replaced with “12:00 noon New York City time of the first (or such other time as may be mutually agreed to by Party A, Party B and the Note Rating Agencies)”.

(d)	The “Automatic Early Termination” provisions of Section 6(a) will not apply to Party A and will not apply to Party B.
(e)

Payments on Early Termination. For the purpose of Section 6(e) of this Agreement, Market Quotation and the Second Method will apply; provided, however, that in the case of an Event of Default with respect to Party A as the Defaulting Party or a Termination Event with respect to Party A as the sole Affected Party, the related Settlement Amount, if negative, will be deemed to be zero if the Market Quotation (as such term is modified pursuant to Part 1(f) below) cannot be determined.

(f)

Market Quotation. Notwithstanding anything to the contrary in the definition of Market Quotation in Section 14, in the case of an Event of Default with respect to Party A as the Defaulting Party or a Termination Event with respect to Party A as the sole Affected Party, if each Market Quotation is negative, the Market Quotation will be deemed to be the negative quotation with the highest absolute value received from the Reference Market-makers. To the extent that Party B, using its best efforts, is able to obtain only one Market Quotation from the Reference Market-makers, Party A and Party B agree that Party B shall enter into a Replacement Transaction with the Reference Market-maker providing such Market Quotation. To the extent reasonably practicable, any agreement entered into with a Reference Market-maker in connection with, and for the purpose of, creating a Replacement Transaction shall be on substantially similar terms as the terms of this Agreement.

(g)

Settlement Amount. Notwithstanding anything to the contrary in the definition of Settlement Amount in Section 14, in the case of an Event of Default with respect to Party A as the Defaulting Party or a Termination Event with respect to Party A as the sole Affected Party, the amount calculated pursuant to paragraph (b) of the definition of Settlement Amount in respect of Party A shall be deemed to be zero.

(h)	“Reference Market-maker” will not have the meaning specified in Section 14, but will instead mean the following:

“Reference Market-maker” means five leading dealers in the relevant market selected by the party determining the Market Quotation in good faith (a) from among dealers which are rated not lower than investment grade by Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”) which satisfy the criteria that such party applies generally at that time in deciding whether to offer or make an extension of credit and (b) to the extent practicable, from among dealers having an office in the same city.

(i)	“Termination Currency” means United States Dollars (“USD”).
(j)	Additional Termination Events. The following events shall each constitute an Additional Termination Event hereunder:
(i)	A failure by Party A to provide the information or take the actions provided in Part 5(n) below. For purposes of Section 6 of this Agreement, Party A shall be the sole Affected Party.

(ii)

An amendment and/or supplement to (A) the Second Amended and Restated Pooling and Servicing Agreement, dated as of October 20, 2006 (as amended, supplemented or otherwise modified from time to time, the “Pooling and Servicing Agreement”), between BA Credit Card Funding, LLC, as Transferor (the "Transferor"), FIA Card Services, National Association, as Servicer (“FIA”), and The Bank of New York, as Trustee (the “Trustee”) (other than the execution of a series supplement or an amendment, supplement or modification of a series supplement that is not the Series 2001-D Supplement (as defined below)), (B) the Second Amended and Restated Series 2001-D Supplement, dated as of October 20, 2006 (as amended, supplemented or otherwise modified from time to time, the “Series 2001-D Supplement” and, collectively with the Pooling and Servicing Agreement and the Trust Agreement, the “Base Transaction Documents”), between the Transferor, FIA and the Trustee, (C) the Trust Agreement, or (D) the Indenture (other than the execution of a terms document or an amendment, supplement or modification of a terms document that is not the Terms Document), is made without the prior written consent of Party A (such consent not to be unreasonably withheld), if such amendment and/or supplement: (a) adversely affects any of Party A’s rights or obligations under this Agreement; or (b)  adversely modifies, or materially impairs the ability of Party B to fully perform, any of Party B’s obligations under this Agreement. For purposes of Section 6 of this Agreement, Party B shall be the sole Affected Party.

Part 2.	Tax Representations.

(a)	Payer Tax Representations. For the purpose of Section 3(e) of this Agreement, Party A and Party B will each make the following representation:

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Sections 2(e), 6(d)(ii) and 6(e) of this Agreement) to be made by it to the other party under this Agreement. In making this representation, it may rely on (i) the accuracy of any representation made by the other party pursuant to Section 3(f) of this Agreement, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of this Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) and 4(a)(iii) of this Agreement; and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of this Agreement, provided that it shall not be a breach of this representation where reliance is placed on clause (ii) and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

(b)	Payee Representations. For the purpose of Section 3(f) of this Agreement, Party A and Party B make the following representations:
(i)	The following representation will apply to Party B:

It is a US person for US federal income tax purposes.

(ii)	The following representation will apply to Party A:

It is a national banking association for US federal income tax purposes.

Part 3.	Agreement to Deliver Documents.

For the purpose of Sections 3(d), 4(a)(i) and (ii) of this Agreement, each party agrees to deliver the following documents, as applicable:

(a)	Tax forms, documents or certificates to be delivered are:

Party required to deliver document	Form/Document/Certificate	Date by which to be delivered	Covered by Section 3(d) Representation
Party B	Any form or document that may be reasonably requested, and that Party B is eligible to provide, in order to allow the requesting party to make a payment without (or with reduced) withholding Tax.	Promptly upon reasonable demand by the other party.	No
Party A	Any form or document that may be reasonably requested, and that Party A is eligible to provide, in order to allow the requesting party to make a payment without (or with reduced) withholding Tax.	Promptly upon reasonable demand by the other party.	No
Party B

(i) Internal Revenue Service Form W-9 (or any successor form) of the Beneficiary and (ii) any other form or document that may be reasonably requested, and that Party B is eligible to provide, in order to allow the requesting party to make a payment without (or with reduced) withholding Tax.

(i) Upon execution of this Agreement, (ii) thereafter promptly upon reasonable demand by Party A and (iii) promptly upon learning that such form previously provided by Party B has become obsolete or incorrect.

No

(b)	Other documents to be delivered are:

Party required to deliver document	Form/Document/Certificate	Date by which to be delivered	Covered by Section 3(d)
Party A	An opinion of counsel (which may be in-house counsel) for Party A in the form reasonably acceptable to Party B	Upon execution of this Agreement	Yes
Party A	An incumbency certificate with respect to the signatory of this Agreement	Upon execution of this Agreement	Yes
Party B	An opinion of counsel for Party B in the form reasonably acceptable to Party A	Upon execution of this Agreement	Yes
Party B	An incumbency certificate with respect to the signatory of this Agreement	Upon execution of this Agreement	Yes
Party B	Monthly Noteholders’ Statement (as defined in the Indenture)	Upon each Transfer Date (as defined in the Indenture)	No

Part 4.	Micellaneous.

(a)	Addresses for Notices. For the purpose of Section 12(a):

Address for notices or communications to Party A:

Address:	Bank of America, N.A.
Sears Tower
233 South Wacker Drive, Suite 2800
Chicago, IL 60606
Attention: Swap Operations
Telephone No.: (312) 234-2732
Facsimile No.: (312) 234-3603

with a copy to:

Bank of America, N.A.
100 N. Tryon St., NC1-007-13-01
Charlotte, North Carolina 28255
Attention: Capital Markets Documentation
Facsimile No.: (704) 386-4113

For all purposes.

Address for notices or communications to Party B:

Address:	BA Credit Card Trust
c/o BA Credit Card Funding, LLC, as Beneficiary
214 North Tryon Street Suite #21-39 NC1-027-21-04 Charlotte, North Carolina 28255 Attention: Marcie Copson-Hall

with a copy to:
Bank of America, National Association
101 S. Tryon Street Mail Code: NC1-002-29-01 Charlotte, North Carolina 28255
Attention: Caroline Tsai

For all purposes.

(b)	Process Agent. For the purpose of Section 13(c):

Party A appoints as its Process Agent: Not applicable.

Party B appoints as its Process Agent: Not applicable.

(c)	Offices. The provisions of Section 10(a) will apply to this Agreement.
(d)	Multibranch Party. For the purpose of Section 10(c) of this Agreement:

Party A is a Multibranch Party and may act through its Charlotte, North Carolina, Chicago, Illinois, San Francisco, California, New York, New York or Boston, Massachusetts Office, or such other Office as may be agreed to by the parties in connection with a Transaction.

Party B is not a Multibranch Party.

(e)	Calculation Agent. The Calculation Agent is the Indenture Trustee, unless otherwise specified in a Confirmation in relation to the relevant Transaction.
(f)	Credit Support Document. Details of any Credit Support Document:

In the case of Party A: Not applicable.

In the case of Party B: Not applicable.

(g)	Credit Support Provider.

In relation to Party A: Not applicable.

In relation to Party B: Not applicable.

(h)

Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York (without reference to choice of law doctrine but without prejudice to the provisions of Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York).

(i)

Netting of Payments. Subparagraph (ii) of Section 2(c) of this Agreement will apply to any of the Transactions, except that it will not apply to payments by each Party to the other if Party B so notifies Party A at least ten (10) days in advance of the date such payments are due.

(j)	“Affiliate” will have the meaning specified in Section 14 of this Agreement, except that with respect to Party B there shall be deemed to be no Affiliates.
(k)

"Regulation AB" means Subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§ 229.1100-229.1123, as such regulation may be amended from time to time and subject to such clarification and interpretation as have been provided by the Securities and Exchange Commission ("SEC") in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the staff of the SEC, or as may be provided in writing by the SEC or its staff.

Part 5.	Other Provisions.

(a)

Confirmation. The Confirmation, dated the date hereof, between Party A and Party B supplements, forms part of, and will be read and construed as one with, this Agreement. A form of Confirmation is set forth as Exhibit A hereto. This document shall be construed to form a single agreement with one Confirmation. Reference to this “Agreement” means, with respect to a Transaction, this document together with the Confirmation.

(b)

Waiver of Trial By Jury. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Agreement or any Transaction contemplated hereby. Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter this Agreement by, among other things, the mutual waivers and certifications in this Section.

(c)

Non-Petition. To the fullest extent permitted by applicable law, Party A hereby agrees that it will not commence or join in commencing any bankruptcy or other insolvency action against Party B prior to the date which is one year and one day after all Notes (as such term is defined in the Base Indenture) of Party B have been paid in full. Nothing herein shall prevent Party A from participating in any such proceeding once commenced.

(d)

Assignment. In the event the long-term, senior unsecured debt rating of Party A is lowered to below the category of BBB- by S&P or Baa3 by Moody’s or such rating agencies’ then equivalent ratings, or such ratings are withdrawn by either S&P or Moody’s, Party B shall direct Party A to assign and delegate, and Party A shall assign and delegate, its rights and obligations under any Transaction to a replacement counterparty.

(e)

Provision for Payments from Party B. Notwithstanding anything contained in this Agreement to the contrary, any amount required to be paid by Party B pursuant to this Agreement will be payable only to the extent provided in, and from amounts on deposit in the Interest Funding sub-Account for the Class A(2006-16) Notes which are specifically available to be applied therefor pursuant to, Section 3.13(d) of the Indenture Supplement, as determined pursuant to Section 2.03(b) of the Terms Document and any amounts specifically available to be applied therefor pursuant to Section 2.12 of the Terms Document (as such terms are defined in the Confirmation). Party A will be entitled to the benefit of the Collateral and the obligations of Party B under this Agreement will be secured obligations, in each case in accordance with the terms of the Indenture. Party A will be a third-party beneficiary of the Indenture.

(f)

Relationship Between Parties.  Each party will be deemed to represent to the other party on the date on which it enters into this Agreement that (absent a written agreement between the parties that expressly imposes affirmative obligations to the contrary):

(i)           Non-Reliance. It is acting for its own account, and it has made its own independent decisions to enter into this Agreement and as to whether this Agreement is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into this Agreement; it being understood that information and explanations related to the terms and conditions of this Agreement shall not be considered investment advice or a recommendation to enter into this Agreement. No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of this Agreement.

(ii)          Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of this Agreement. It is also capable of assuming, and assumes, the risks of this Agreement.

(iii)         Status of Parties. The other party is not acting as a fiduciary for or as adviser to it in respect of this Agreement.

(iv)         It is entering into this Agreement, each Transaction and any other documentation relating to this Agreement or any Transaction as principal (and not as agent or in any other capacity, fiduciary or otherwise).

(g)	Additional Representations.

(i)           Each of Party A and Party B represents that (i) it is an “eligible contract participant” as defined in § 1a(12) of the Commodity Exchange Act, as amended by the Commodity Futures Modernization Act of 2000 (7 U.S.C. § 1a(12)) and (ii) the material terms of this Agreement and the Swap Transaction have been individually tailored and negotiated.

(ii)          Party B represents that: (i) it has the power to perform its obligations under the Indenture and has taken all necessary action to authorize such performance; (ii) all governmental and other consents that are required to have been obtained by it with respect to the Indenture have been obtained and are in full force and effect and all conditions of any such consents have been complied with; (iii) its obligations under the Indenture constitute its legal, valid and binding obligations, enforceable in accordance with their terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)); (iv) no Event of Default (as defined in the Indenture) or Early Redemption Event (as defined in the Indenture) with respect to any series, class or tranche of notes issued by it has occurred and is continuing and no such event or circumstance would occur as a result of Party B entering into or performing its obligations under the Indenture; and (v) there is not pending or, to its knowledge, threatened against it any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator that is likely to affect the legality, validity or enforceability against it of the Indenture or its ability to perform its obligations under the Indenture.

(h)	Negative Interest Rates. Party A and Party B agree that:

if, with respect to a Calculation Period for a Transaction, a party (“X”) is obligated to pay a Floating Amount that is a negative number (either by reason of a negative Floating Rate or the subtraction of a Spread from the Floating Rate), the Floating Amount with respect to X for that Calculation Period will be deemed to be zero, and the other party (“Y”) will pay to X the absolute value of the negative Floating Amount, in addition to any amounts otherwise owed by Y to X, on the Payment Date such Floating Amount would have been payable if it had been a positive number. Any amounts paid by Y to X pursuant to this provision will be paid to such account as X may designate (unless Y gives timely notice of a reasonable objection to such designation) in the currency in which that Floating Amount would have been paid if it had been a positive number (and without regard to the currency in which Y is otherwise obligated to make payments).

(i)

Limited Recourse. It is expressly understood and agreed by the parties hereto that (i) this Agreement and each Transaction entered into pursuant to this Agreement is entered into by BA Credit Card Trust (the “Trust”) in the exercise of the powers and authority conferred and vested in it and not by the Transferor individually or as Beneficiary, (ii) the representations, undertakings and agreements herein made on the part of the Trust are made and intended not as personal representations, undertakings and agreements by the Beneficiary but are made and intended for the purpose of binding only the Trust, (iii) nothing herein contained shall be construed as creating any liability on the part of the Beneficiary, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties who are signatories to this Agreement and by any Persons claiming by, through or under such parties; provided, however, that the Beneficiary shall be liable in its individual capacity for its own willful misconduct or gross negligence and (iv) notwithstanding the proviso to clause (iii) above, under no circumstances shall the Beneficiary be personally liable for the payment of any indebtedness or expenses of the Trust or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Trust under this Agreement.

(j)

Condition Precedent. It shall be a condition precedent to the effectiveness of this Agreement that the Trust shall credit the Required Derivative Reserve Amount to the Derivative Reserve Account on the Issuance Date.

(k)

Notice to Note Rating Agencies. Provided that Party B has actual knowledge of such event, Party B shall provide prompt written notice to the Note Rating Agencies of any amendment to, or any transfer or assignment of, this Agreement.

(l)

USA PATRIOT Act Notice. Party A hereby notifies Party B that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), Party A is required to obtain, verify and record information that identifies Party B, which information includes the name and address of Party B and other information that will allow Party A to identify Party B in accordance with the Patriot Act.

(m)	Additional Acknowledgments and Agreements of the Parties.
(i)

Consent by Party A to Amendments to Certain Documents. Before any amendment or supplement is made to any Base Transaction Document (other than the execution of a series supplement or an amendment, supplement or modification of a series supplement that is not the Series 2001-D Supplement) or the Indenture (other than the execution of a terms document or an amendment, supplement or modification of a terms document that is not the Terms Document) which would materially and adversely affect any of Party A’s rights or obligations under this Agreement, or materially and adversely modify, or materially impair the ability of Party B to fully perform, any of Party B’s obligations under this Agreement, Party B shall provide Party A with a copy of the proposed amendment or supplement and shall obtain the written consent of Party A (which consent shall not be unreasonably withheld) to such amendment or supplement prior to its adoption. For the avoidance of doubt, any Base Transaction Document and the Indenture may be amended, supplemented or otherwise modified in accordance with the terms thereof without the consent of Party A to cure any typographical error or ambiguity, provided that such actions shall not materially and adversely affect in any respects the interests of Party A.

(n)	Disclosure and Related Matters.
(i)

Derivative Counterparty Information: Name, Organizational Form, General Character of Business, Issued Ratings. The parties hereto acknowledge and agree that the statements set forth in Exhibit B hereto (the “Derivative Counterparty Information”), which shall be set forth under the heading “Transaction Parties—Derivative Counterparty” in the prospectus supplement, subject to completion, related to the Class A Notes, dated December 4, 2006 (the “Preliminary Prospectus Supplement”), and the prospectus supplement, related to the Class A Notes, dated December 5, 2006 (the “Final Prospectus Supplement” and, collectively with the Preliminary Prospectus Supplement, the “Prospectus Supplement”) constitute the only information furnished to Party B, the Beneficiary or FIA by or on behalf of Party A for inclusion in the Prospectus Supplement as of the date thereof. Party A hereby represents and warrants that, as of the date of the Preliminary Prospectus Supplement, the Final Prospectus Supplement and this Agreement, the Derivative Counterparty Information is true and correct in all material respects and does not omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding anything to the contrary herein, Party A gives no assurance that any of the ratings described in the Derivative Counterparty Information will remain in effect for any given period of time or that such ratings will not be lowered or withdrawn.

(ii)	Additional Derivative Counterparty Information: Financial Information.

(A)         Aggregate Significance Percentage of 10%. If at any time, in the sole discretion of the Beneficiary, the “aggregate significance percentage” (as provided in Item 1115(b)(1) of Regulation AB (as defined in Part 4(k)) of all derivative instruments provided by Party A and any of its affiliates to Party B is 10% or more:

(I)

Additional 1115(b)(1) Information. Party A shall within five (5) Business Days following request therefor demonstrate to the satisfaction of the Beneficiary and Party B that Party A is able to provide the financial information required under Item 1115(b)(1) of Regulation AB for Party A (or for the group of affiliated entities, if applicable) in either EDGAR-compatible format or through the incorporation by reference of such information from SEC filings under the Securities Exchange Act of 1934, as amended (such information, “Additional 1115(b)(1) Information” and, together with the Additional 1115(b)(2) Information (hereinbelow defined), “Additional Information”).

(II)

Alternatives to Provision of Financial Information. If Party A is unable to satisfy the Beneficiary and Party B as to its ability to provide such information, Party A shall, at its option, within ten (10) Business Days following request therefor:

(1)

Collateral. At the sole expense of Party A, without any expense or liability to the Beneficiary, Party B or the Indenture Trustee, promptly post collateral satisfactory to the Beneficiary and Party B in an amount sufficient to reduce the aggregate significance percentage to 8% or less, pursuant to a Credit Support Annex or similar agreement reasonably satisfactory to the Beneficiary, Party B and the Indenture Trustee, or

(2)

Substitution. At the sole expense of Party A, without any expense or liability to the Beneficiary, Party B or the Indenture Trustee, assign its rights and delegate its obligations under this Agreement to a substitute counterparty reasonably acceptable to the Beneficiary and Party B that enters into an agreement substantially similar in form to this Agreement, to the extent reasonably practicable.

(B)         Aggregate Significance Percentage of 20%. If at any time, in the sole discretion of the Beneficiary, the “aggregate significance percentage” of all derivative instruments provided by Party A and any of its affiliates to Party B is 20% or more:

(I)

Additional 1115(b)(2) Information. Party A shall within five (5) Business Days following request therefor demonstrate to the satisfaction of the Beneficiary and Party B that Party A is able to provide:

(1)

Financial Information. The financial information required under Item 1115(b)(2) of Regulation AB for Party A (or for the group of affiliated entities, if applicable) in either EDGAR-compatible format or through the incorporation by reference of such information from SEC filings under the Securities Exchange Act of 1934, as amended (such information, “Additional 1115(b)(2) Information”), together with

(2)	Auditor’s Consents. Any necessary auditor’s consent to filing or incorporation by reference of the Additional 1115(b)(2) Information.
(II)

Alternatives to Provision of Financial Information. If Party A is unable to satisfy the Beneficiary and Party B as to its ability to provide such information and consents, Party A shall, at its option, within ten (10) Business Days following request therefor:

(1)

Collateral. At the sole expense of Party A, without any expense or liability to the Beneficiary, Party B or the Indenture Trustee, promptly post collateral satisfactory to the Beneficiary and Party A in an amount sufficient to reduce the aggregate significance percentage to 16% or less, pursuant to a Credit Support Annex or similar agreement reasonably satisfactory to the Beneficiary, Party B and the Indenture Trustee, or

(2)

Substitution. At the sole expense of Party A, without any expense or liability to the Beneficiary, Party B or the Indenture Trustee, assign its rights and delegate its obligations under this Agreement to a substitute counterparty reasonably acceptable to the Beneficiary and Party B that enters into an agreement substantially similar in form to this Agreement, to the extent reasonably practicable.

(iii)

Indemnification by Party A. Party A hereby agrees to indemnify and hold harmless FIA, the Beneficiary, Party B and the Indenture Trustee, the respective present directors, officers, employees and agents of each of the foregoing and each person, if any, who controls FIA, the Beneficiary, Party B or the Indenture Trustee within the meaning of Section 15 of the Securities Act of 1933, as amended (the “Act”), or Section 20 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from and against any and all losses, claims, liabilities, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs (including those in connection with investigation and defense), fees and expenses that any of them may sustain as and when such losses, claims, liabilities, damages, penalties, fines, forfeitures, legal fees or expenses or related costs, judgments, or any other costs, fees or expenses are incurred, insofar as such losses, claims, liabilities, damages, penalties, fines, forfeitures, legal fees or expenses or related costs, judgments, or any other costs, fees or expenses (or actions in respect thereof) arise out of or are based upon:

(A)

any untrue statement or alleged untrue statement of any material fact contained in the Derivative Counterparty Information or the Additional Information, or any omission or an alleged omission to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and

(B)	any failure of Party A to provide the Additional Information or any required auditor’s consents to the Beneficiary and Party B pursuant to Part 5(n) hereof.

Party A shall reimburse FIA, the Beneficiary, Party B and the Indenture Trustee, the present respective officers, directors, employees and agents of each of the foregoing and any such controlling person for any legal or other expenses reasonably incurred by it or any of them in connection with investigating or defending any such losses, claims, liabilities, damages, penalties, fines, forfeitures, legal fees or expenses or related costs, judgments, or any other costs, fees or expenses, as and when incurred.

(iv)

Indemnification by FIA, the Beneficiary and Party B. FIA, the Beneficiary and Party B, jointly and severally, hereby agree to indemnify and hold harmless Party A, its present directors, officers, employees and agents and each person, if any, who controls Party A within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, from and against any and all losses, claims, liabilities, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs (including those in connection with investigation and defense), fees and expenses that any of them may sustain as and when such losses, claims, liabilities, damages, penalties, fines, forfeitures, legal fees or expenses or related costs, judgments, or any other costs, fees or expenses are incurred, insofar as such losses, claims, liabilities, damages, penalties, fines, forfeitures, legal fees or expenses or related costs, judgments, or any other costs, fees or expenses (or actions in respect thereof) arise out of or are based upon, any untrue statement or alleged untrue statement of any material fact contained in the Prospectus Supplement and the prospectus, dated December 4, 2006, accompanying the Prospectus Supplement (other than the Derivative Counterparty Information and the Additional Information), or any omission or an alleged omission to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (other than omissions or alleged omissions related to the Derivative Counterparty Information or the Additional Information).

FIA, the Beneficiary and Party B, jointly and severally, shall reimburse Party A, its present officers, directors, employees and agents and any such controlling person for any legal or other expenses reasonably incurred by it or any of them in connection with investigating or defending any such losses, claims, liabilities, damages, penalties, fines, forfeitures, legal fees or expenses or related costs, judgments, or any other costs, fees or expenses, as and when incurred.

The parties executing this Schedule have executed the Master Agreement and have agreed as to the contents of this Schedule.

BANK OF AMERICA, N.A.

By:	/s/ Roger Heintzelman
Name: Roger Heintzelman
Title: Senior Vice President

BA CREDIT CARD TRUST
By: BA Credit Card Funding, LLC,
solely in its capacity as beneficiary and not in its
individual capacity
By:	/s/ Scott McCarthy
Name: Scott McCarthy
Title: Senior Vice President

Acknowledged and Accepted solely with

respect to Part 5(n) of this Schedule:

FIA CARD SERVICES,
NATIONAL ASSOCIATION,
as Servicer

By:	/s/ Scott McCarthy
Name: Scott McCarthy
Title: Senior Vice President

[Signature Page to Interest Rate Swap Schedule]

Acknowledged and Accepted solely with

respect to Part 5(n) of this Schedule:

BA CREDIT CARD FUNDING, LLC,
as Beneficiary

By:	/s/ Scott McCarthy
Name: Scott McCarthy
Title: Senior Vice President

                [Signature Page to Interest Rate Swap Schedule]

EXHIBIT A to Schedule

Date:	December 19, 2006

To:	BA Credit Card Trust

From:	Bank of America, N.A.

Subject:	Swap Transaction

The purpose of this communication is to set forth the terms and conditions of the swap transaction entered into on the Trade Date referred to below (the “Swap Transaction”), between the BA CREDIT CARD TRUST (“Party B”) and BANK OF AMERICA, N.A. (“Party A”), but only relates to the BAseries 4.72% Class A(2006-16) Notes (the “Class A Notes”) issued pursuant to the Second Amended and Restated Indenture dated as of October 20, 2006 (as amended from time to time, the “Base Indenture”) as supplemented by the Amended and Restated BAseries Indenture Supplement dated as of June 10, 2006 (as amended from time to time, the “Indenture Supplement”) and as further supplemented by the Class A(2006-16) Terms Document dated as of December 19, 2006 (the “Terms Document”). This communication constitutes a “Confirmation” as referred to in the Master Agreement specified below.

This Confirmation supplements, forms part of, and is subject to, the ISDA Master Agreement dated as of December 19, 2006 between Party A and Party B (the “Master Agreement”). All provisions contained in, or incorporated by reference to, such Master Agreement shall govern this Confirmation except as expressly modified below.

This Confirmation and the Schedule to the Master Agreement (the “Schedule”) each incorporate the definitions and provisions contained in (i) the 2000 ISDA Definitions (as amended and supplemented through December 19, 2006) (as published by the International Swaps and Derivatives Association, Inc.) (the “Definitions”), without regard to any amendment or supplement to the Definitions subsequent to the date hereof, and (ii) the Terms Document, the Indenture Supplement and the Base Indenture. In the event of any inconsistency between the definitions in the Terms Document and any of the Indenture Supplement, the Base Indenture, the Definitions, the Schedule or this Confirmation, the definitions in the Terms Document will govern; in the event of any inconsistency between the definitions in the Indenture Supplement and any of the Base Indenture, the Definitions, the Schedule or this Confirmation, the definitions in the Indenture Supplement will govern; in the event of any inconsistency between the definitions in the Base Indenture and any of the Definitions, the Schedule or this Confirmation, the definitions in the Base Indenture will govern; in the event of any inconsistency between this Confirmation and either the Schedule or the Definitions, this Confirmation will govern; and in the event of any inconsistency between the Schedule and the Definitions, the Schedule will govern.

The Master Agreement will govern only the Swap Transaction evidenced by the Schedule and this Confirmation.

The terms of this particular Swap Transaction to which this Confirmation relates are as follows:

Trade Date:	December 5, 2006

Effective Date:	December 19, 2006

Termination Date:

December 15, 2010; provided, however, that in the event of an Early Redemption Event described in Section 1201(c) of the Base Indenture or an Event of Default and acceleration under the Base Indenture with respect to the Class A Notes, the Termination Date will be the earlier of (i) the date on which the Notional Amount is zero and (ii) December 15, 2010.

Fixed Amounts:

Fixed Rate Payer:	Party A

Fixed Rate:	4.72%

Fixed Amount for Initial Fixed Rate Payer Payment Date:	$7,342,222.22

Fixed Amount:	For each Fixed Rate Payer Payment Date other than the initial Fixed Rate Payer Payment Date, an amount calculated on a formula basis for that Fixed Rate Payer Payment Date as follows:

Fixed = Amount	Fixed Rate Notional Amount	x	Fixed Rate
12
Fixed Rate Notional Amount:

For the initial Fixed Rate Payer Payment Date, $1,000,000,000 (the Initial Dollar Principal Amount of the Class A Notes), and for each Fixed Rate Payer Payment Date thereafter the Outstanding Dollar Principal Amount of the Class A Notes as of the Record Date immediately preceding such Fixed Rate Payer Payment Date

Fixed Rate Payer Payment Dates:	The Business Day immediately prior to each Interest Payment Date.

Floating Amounts:

Floating Rate Payer:	Party B.

Calculation Periods:

For the initial Floating Rate Payer Payment Date, the period from and including the Effective Date through the day preceding the first Interest Payment Date; and for each Floating Rate Payer Payment Date thereafter, each Calculation Period will be the period from and including the previous Interest Payment Date through the day preceding the current Interest Payment Date.

Floating Rate Payer Payment Dates:	The Business Day immediately prior to each Interest Payment Date.

Floating Rate Option:

USD-LIBOR-BBA; provided, however, that the last sentence of the definition of “USD-LIBOR-Reference Banks” is hereby amended to replace the penultimate use of “that Reset Date” with “the day that is two London Banking Days preceding that Reset Date.”

Reset Dates:

Means, with respect to the initial Floating Rate Payer Payment Date, the Effective Date, and with respect to each Floating Rate Payer Payment Date after the initial Floating Rate Payer Payment Date, the first day of the related Calculation Period for such Floating Rate Payer Payment Date.

Designated Maturity:	One month.

Floating Rate Spread:	Plus the “Floating Rate Spread,” as defined in Exhibit 1 to this Confirmation.

Floating Amount for Initial Floating Rate Payer Payment Date:	The amount specified in Exhibit 1 to this Confirmation.

Floating Rate Notional Amount:

For the initial Floating Rate Payer Payment Date, $1,000,000,000 (the Initial Dollar Principal Amount of the Class A Notes), and for each Floating Rate Payer Payment Date thereafter the Outstanding Dollar Principal Amount of the Class A Notes as of the Record Date immediately preceding such Floating Rate Payer Payment Date.

Floating Rate Day Count Fraction:	Actual/360.

Compounding:	Not Applicable.

Calculation Agent:	Indenture Trustee.

Business Days:	New York and Newark, Delaware.

Interest Payment Dates:	The fifteenth day of each month commencing February 15, 2007, or if such fifteenth day is not a Business Day, the next succeeding Business Day.

Credit Support Document:	Not applicable.

Other Provisions:

If at any time during the Term of the Swap Transaction (i) Party A’s short-term credit rating (or the then equivalent rating) from S&P is below A-1, or is withdrawn by S&P, or (ii) if Party A does not have a short-term credit rating from S&P, Party A’s long-term credit rating (or the then equivalent rating) from S&P is below A+, or is withdrawn by S&P, Party A shall, within thirty days of such rating or withdrawal, fund the interest reserve account established and maintained as described in the Terms Document (the “Interest Reserve Account”) in an amount equal to one-twelfth of the product of (a) the Fixed Rate, and (b) the Outstanding Dollar Principal Amount of the Class A Notes on the Record Date preceding such rating or withdrawal for reinvestment in accordance with the Terms Document; provided, however, that the failure of Party A to adequately fund the Interest Reserve Account within thirty days of such rating or withdrawal shall not constitute an Event of Default pursuant to the provisions of subsection 5(a) or a Termination Event pursuant to the provisions of subsection 5(b). Party A shall treat the amount on deposit in the Interest Reserve Account as its money for tax purposes. After the funding of the Interest Reserve Account, in the event there shall occur an Early Termination Date as a result of an Event of Default with respect to Party A as the Defaulting Party or a Termination Event with respect to Party A as the Affected Party, the funds then contained in the Interest Reserve Account will be treated as BAseries Available Funds to the extent provided in the Terms Document and the Indenture Supplement. Upon termination of the Interest Reserve Account as provided in the Terms Document after payment of all amounts owing to the holders of the Class A Notes that are payable from such account, Party B will instruct the Indenture Trustee to release all amounts on deposit therein to Party A.

If Party B notifies Party A that netting of payments will not apply to any of the Transactions pursuant to Part 4(i) of the Schedule, each payment obligation of Party B under Section 2(a)(i) of the Master Agreement in respect of this Swap Transaction shall be subject to the condition precedent that in respect of each such payment obligation each amount payable by Party A with respect to this Swap Transaction shall be paid by Party A by 12:00 noon, New York City time, on the relevant Fixed Rate Payer Payment Date.

London Banking Day:	Banking Days in New York, New York and London, England.

Governing Law:	New York.

Offices:	Party A is a Multibranch Party.

Party B is not a Multibranch Party.

Payment Instructions for Party A USD:	Bank of America, New York ABA# 026-009-593 For: Bank of America Charlotte Global Derivative Settlements Account # 6550219386

Payment Instructions for Party B in USD:

The Bank of New York; New York, NY

ABA# 021-000-018

GLA# 111-565

For Further Credit to: TAS A/C# 054640

Reference: BA Credit Card Trust

Collection Account - BAseries Class A(2006-16)

Attn.: Catherine Cerilles 212-815-6258

Please confirm that the foregoing correctly sets forth the terms of our agreement with respect to the Swap Transaction by signing in the space provided below and sending a copy of the executed Confirmation to us.

It has been a pleasure working with you on this transaction and we look forward to working with you again in the future.

Very truly yours,

BANK OF AMERICA, N.A.

By: /s/ Mary Beth Knight
Name: Mary Beth Knight
Title: Assistant Vice President

Agreed and Accepted by:

BA CREDIT CARD TRUST

By:	BA Credit Card Funding, LLC,
solely in its capacity as beneficiary
and not in its individual capacity

By: /s/ Scott McCarthy
Name: Scott McCarthy
Title: Senior Vice President

[Signature Page to Interest Rate Swap Confirmation]

EXHIBIT 1 to Confirmation

[Floating Rate Spread Letter]

EXHIBIT B to Schedule

Bank of America, N.A. (referred to as the derivative counterparty) is a national banking association organized under the laws of the United States, with its principal executive offices located in Charlotte, North Carolina. The derivative counterparty is a wholly-owned indirect subsidiary of Bank of America Corporation (the “Corporation”) and is engaged in a general consumer banking, commercial banking and trust business, offering a wide range of commercial, corporate, international, financial market, retail and fiduciary banking services. As of September 30, 2006, the derivative counterparty had consolidated assets of $1,186 billion, consolidated deposits of $721 billion and stockholder’s equity of $110 billion based on regulatory accounting principles.

The Corporation is a bank holding company and a financial holding company, with its principal executive offices located in Charlotte, North Carolina. Additional information regarding the Corporation is set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2005, together with any subsequent documents it filed with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Recent Developments: On January 1, 2006, the Corporation completed its merger with MBNA Corporation.

Additional information regarding the foregoing is available from the filings made by the Corporation with the SEC, which filings can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549, United States, at prescribed rates. In addition, the SEC maintains a website at http://www.sec.gov, which contains reports, proxy statements and other information regarding registrants that file such information electronically with the SEC.

The information concerning the Corporation, the derivative counterparty and the foregoing mergers contained herein is furnished solely to provide limited introductory information and does not purport to be comprehensive. Such information is qualified in its entirety by the detailed information appearing in the documents and financial statements referenced herein.

Moody’s currently rates the derivative counterparty’s long-term debt as “Aa1” and short-term debt as “P-1.” The outlook is Stable. Standard & Poor’s rates the derivative counterparty’s long-term debt as “AA” and its short-term debt as “A-1+.” Ratings are on CreditWatch Positive. Fitch rates long-term debt of the derivative counterparty as “AA-” and short-term debt as “F1+.” The outlook is Positive. Further information with respect to such ratings may be obtained from Moody’s, Standard & Poor’s and Fitch, respectively. No assurances can be given that the current ratings of the derivative counterparty’s instruments will be maintained.

The derivative counterparty will provide copies of the most recent Bank of America Corporation Annual Report on Form 10-K, any subsequent reports on Form 10-Q, and any required reports on Form 8-K (in each case as filed with the Commission pursuant to the Exchange Act), and the publicly available portions of the most recent quarterly Call Report of the derivative counterparty delivered to the Comptroller of the Currency, without charge, to each person to whom this document is delivered, on the written request of such person. Written requests should be directed to:

Bank of America Corporate Communications

100 North Tryon Street, 18th Floor

Charlotte, North Carolina 28255

Attention: Corporate Communications

The delivery of this prospectus supplement shall not create any implication that there has been no change in the affairs of the Corporation or the derivative counterparty since the date hereof, or that the information with respect to the Corporation or the derivative counterparty contained or referred to herein is correct as of any time subsequent to the dates referred to herein.